Exhibit 99.2

Web.Com Names Two New Independent Directors

Reaches Agreement with Okumus

JACKSONVILLE, FL and NEW YORK, NY – February 9, 2015 – Web.com Group, Inc. (Nasdaq: WWWW), a leading provider of Internet services and online marketing solutions for small businesses, and Okumus Fund Management today announced that they have entered into an agreement under which the Company will add two new independent directors, John Giuliani and Rick Rudman, to its Board of Directors, effective immediately. With these additions, the Board has been increased from seven to nine directors. Okumus is Web.com’s largest shareholder, with a 14.8% ownership position.

David L. Brown, chairman, chief executive officer and president of Web.com, said, “We are pleased to reach an agreement that will benefit all shareholders by enhancing our Board. Both John and Rick bring considerable relevant experience, having founded and run successful technology and software companies. We believe Web.com is poised to benefit from a growing market in the years ahead as small businesses globally seek value-added online marketing solutions that improve their top and bottom line performance. We welcome John and Rick to the Board as we focus on growing revenue, increasing profitability and generating strong free cash flows to increase shareholder value.”

Ahmet Okumus, President and Portfolio Manager of Okumus, commented, “We are pleased to have been able to work constructively with Web.com and commend Web.com’s Board and management team for their thoughtful engagement over the past several months. We are excited that two highly qualified, independent directors of the caliber of John and Rick are joining the Board. Web.com has excellent prospects and we believe that John and Rick will make important contributions to help the Company maximize its potential and enhance shareholder value.”

Under the terms of an agreement being filed today with the U.S. Securities and Exchange Commission, Okumus has agreed to vote for Web.com’s director nominees at the Company’s 2015 Annual Meeting of Shareholders as well as customary standstill provisions.

John Giuliani

John Giuliani most recently served as President, Chief Executive Officer and Director of Conversant, a personalized digital marketing platform, which was sold to AllianceData in December 2014. Mr. Giuliani joined Conversant after the acquisition of Dotomi, a dynamic display ad optimization company, where he had served as Chief Executive Officer. Before joining Dotomi, Mr. Giuliani founded Rainmaker Consulting Group Inc., which specialized in strategic sales and marketing consulting for marketing services firms. Mr. Giuliani is also a member of the Board of Directors for Bluestem Brands, Inc. He has served on Boards of Q Interactive, SuperMarkets Online, Affinova, Claria, Imagitas, and El Dorado Marketing. Mr. Giuliani holds an MBA from Northwestern University’s Kellogg Graduate School of Management and a B.S. from the University of Illinois.

Rick Rudman

Rick Rudman co-founded Vocus, a cloud-based public relations and marketing software company, and served as its Chairman, Chief Executive Officer and President until its sale to GTCR in May 2014. Prior to Vocus, he was one of the co-founders of Dataway Corporations, which developed software applications for large organizations such as KPMG Peat Marwick, Booz-Allen & Hamilton, U.S. Navy and the governments of Puerto Rico and Kuwait. He has served on the Boards of BDL Media Ltd., Innovectra Corporation, Parature, Inc., and Vocus. He is a Certified Public Accountant and previously served four years in the Air Force. He holds a BS in Accounting from the University of Maryland.

About Web.com

Web.com Group, Inc. (Nasdaq:WWWW) provides a full range of Internet services to small businesses to help them compete and succeed online. Web.com is owner of several global domain registrars and further meets the needs of small businesses anywhere along their lifecycle with affordable, subscription-based solutions including website design and management, search engine optimization, online marketing campaigns, local sales leads, social media, mobile products, eCommerce solutions and call center services. To get more information, visit web.com; follow Web.com on Twitter @webdotcom or on Facebook at facebook.com/web.com.

About Okumus Fund Management

Okumus Fund Management is an SEC-registered investment advisor to private investment funds. Okumus employs a concentrated deep-value investment strategy.

Forward Looking Statements

This press release includes certain “forward-looking statements” including, without limitation, statements regarding future events and Web.com’s business, strategy and results, that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are sometimes identified by words such as “will”, “may”, “could”, “should,” “would”, “project”, “believe”, “anticipate”, “expect”, “plan,” “estimate”, “forecast”, “potential”, “intend”, “continue”, “target”, “opportunities” and variations of these words or comparable words. As a result of the ultimate outcome of such risks and uncertainties, Web.com’s actual results could differ materially from those anticipated in these forward-looking statements. These statements are based on Web.com’s current beliefs or expectations, and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including, without limitation, risks related to the successful offering of the products and services of Web.com; and other risks that may impact Web.com’s business. Other risk factors are set forth under the caption, "Risk Factors," in Web.com’s Annual Report on Form 10-K for the year ended December 31, 2013, and Form 10-Q for the quarter ended September 30, 2014, as filed with the Securities and Exchange Commission, which are available on a website maintained by the Securities and Exchange Commission at www.sec.gov. Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

# # #

CONTACTS:

Web.com

Media

George Sard/Michael Henson/Jared Levy

Sard Verbinnen & Co

(212) 687-8080

Analysts/Investors

Brian Denyeau

ICR

(646) 277-1251

Okumus

Shyam Srinivasan

shyam@okumusfundmgmt.com

(212) 201-2650